Exhibit 99.1

Shiner International Announces Promotion of Qingtao Xing to President

HAINAN, CHINA, May 13, 2008 – Shiner International, Inc. (NASDAQ: BEST), an emerging global leader in the anti-counterfeiting and advanced packaging industry, today announced it has promoted Qingtao Xing to the position of President. Mr. Xing, who most recently served as Vice President leading strategic initiatives for the Company, will continue to report to Shiner International’s Chairman Mr. Yuet Ying and CEO Mr. Jian Fu.

In his new role, Mr. Xing will lead the Company’s domestic and international strategic growth initiatives and acquisition strategy, and oversee Shiner’s product sales and marketing divisions. Mr. Xing will also direct the Company’s corporate finance efforts and serve as the primary liaison to the investment community.

Shiner International CEO Mr. Jian Fu commented: “Qingtao has made a number of positive contributions throughout his career at Shiner. His focus on strategic growth and driving both domestic and international product sales, especially as we continue to gain traction in the international market for both our leading anti-counterfeiting and coated films, will help ensure a bright future for Shiner.”

Before joining Shiner International, Mr. Xing worked for LaSalle Investment Management’s China team in commercial real estate throughout mainland China. During his time with LaSalle, Mr. Xing worked on deals with an aggregate value of more than $500 million, including high end office developments. Prior to LaSalle, Mr. Xing worked for a couple of real estate development firms in China focused on office developments, residential neighborhoods and luxury hotels. He holds a Bachelor’s degree from Tongji University and a Master’s from Cornell University.

About Shiner International, Inc.

Shiner International (www.shinerinc.com) is a U.S. corporation that has its primary operations in China. Headquartered in the city of Haikou - China's "Hawaii” - Shiner's products include coated packaging film, shrink-wrap film, common packaging film, anti-counterfeit laser holographic film and color-printed packaging materials. Approximately 60 percent of Shiner's current customers are located in China, with the remainder spanning Southeast Asia, Europe, the Middle East and North America. Shiner holds 13 patents on products and production equipment, and has additional patent applications pending. The Company’s coated films meet the approval of U.S. FDA requirements, as well as those required for food packaging sold in the EU. Shiner's product manufacturing process is certified under ISO 9001:2000.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect Shiner International, Inc.'s current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in Shiner's filings with the Securities and Exchange Commission.

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Company Contact:	Investor Relations & Media Contact:
Shiner International, Inc.	Lambert, Edwards & Associates
Ms. Maggie DanDan Xing	Noel Ryan, Pat Kane
Phone: 011-86-13876687688	Phone: 616-233-0500
Email: info@shinerinc.com	E-mail: nryan@lambert-edwards.com

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